Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Farmers National Banc Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	Other(2)	1,000,000	$15.41	$15,410,000.00	$92.70 per $1,000,000	$1,428.51
Total Offering Amounts					$15,410,000.00		$1,428.51
Total Fee Offsets							$0
Net Fee Due							$1,428.51

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares that may become issuable under the terms of the Farmers National Banc Corp. 2022 Equity Incentive Plan, to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction affecting the common shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and computed on the basis of the average of the high and low prices for a common share, without par value, of Farmers, as reported on The NASDAQ Stock Market LLC on May 2, 2022.